                                                                   EXHIBIT 3.1


                                    RESTATED
                          ARTICLES OF INCORPORATION OF
                         PRG-SCHULTZ INTERNATIONAL, INC.


                                       1.

                                      NAME

The name of the corporation is PRG-SCHULTZ INTERNATIONAL, INC. (the "Corporation").

                                       2.

                                 CAPITALIZATION

         The total number of shares of capital stock of all classes that the corporation shall have the authority to issue is Two Hundred One Million (201,000,000) shares, of which Two Hundred Million (200,000,000) shares, no par value per share, shall be designated "Common Stock" and One Million (1,000,000) shares, no par value per share, shall be designated "Preferred Stock".

         The preferences, limitations and relative rights of the shares of each class of stock of the corporation are as follows:

         A.       PREFERRED STOCK

                  1. General. The Preferred Stock may be issued from time to time in one or more classes or series, the shares of each class or series to have such designations, powers, preferences, rights qualifications, limitations and restrictions thereon as are stated and expressed herein and in the resolution or resolutions providing for the issuance of such class or series adopted by the Board of Directors as hereinafter prescribed. Articles of Amendment shall be filed with respect to issuance of such Preferred Stock pursuant to the provisions of Section 14-2-602 of the Georgia Business Corporation Code (as amended from time to time, the "Code"). Each series of a class must be given a distinguishing designation and all shares of a series must have preferences, limitations, and relative rights identical with those of other shares of the same series and, except to the extent otherwise provided in the description of the series, with those of other series of the same class; provided, however, that any of the voting powers, preferences, designations, rights, qualifications, limitations, or restrictions of or on the class or series of shares, or the holders thereof, may be made dependent upon facts ascertainable outside these Articles of Incorporation, as amended from time to time, if the manner in which the facts shall operate upon the voting powers, designations, preferences, rights, qualifications, limitations, or restrictions of or on the shares, or the holders


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thereof, is clearly and expressly set forth in these Articles of Incorporation, as amended from time to time.

                  2. Preferences, Limitations and Relative Rights. Authority is hereby expressly granted to and vested in the Board of Directors to authorize the issuance of the Preferred Stock from time to time in one or more classes or series, to determine and take necessary proceedings to fully effect the issuance and redemption of any such Preferred Stock, and, with respect to each class or series of the Preferred Stock, to fix and state the following by resolution or resolutions from time to time adopted providing for the issuance thereof:

                           a)       whether or not the class or series is to
have voting rights, full or limited, or is to be without voting rights;

                           b)       the number of shares which shall constitute
the class or series and the designations thereof;

                           c)       the preferences and relative participating,
optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, if any, with respect to any class or series;

                           d)       whether or not the shares of any class or
series shall be redeemable and, if redeemable, the redemption price or prices, and the time or times at which, and the terms and conditions upon which, such shares shall be redeemable and the manner of redemption;

                           e)       whether or not the shares of a class or
series shall be subject to the operation of retirement or sinking funds to be applied to the purchase or redemption of such shares for retirement, and if such retirement or sinking fund or funds be established, the annual amount thereof and the terms and provisions relative to the operation thereof;

                           f)       whether or not dividends are payable on any
class or classes or series of stock, and if dividends are so payable, the dividend rate, whether dividends are payable in cash, stock of the corporation, or other property, the conditions upon which and the times when such dividends are payable, the preference to, or the relation to the payment of, the dividends payable on any other class or classes or series of stock, whether or not such dividend shall be cumulative or noncumulative, and if cumulative, the date or dates from which such dividends shall accumulate;

                           g)       the preferences, if any, and the amounts
thereof that the holders of any class or series thereof shall be entitled to receive upon the voluntary or involuntary dissolution of, or upon any distribution of the assets of, the corporation;

                           h)       whether or not the shares of any class or
series shall be convertible into, or exchangeable for, the shares of any other class or classes or of any other series of the same or any other class or classes of the corporation and the conversion price or prices or ratio or ratios or the rate or rates at which such conversion or exchange may be made, with such adjustments, if any, as shall be stated and expressed or provided for in such resolution or resolutions; and


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                           i)       such other rights and provisions with
respect to any class or series as the Board of Directors may deem advisable.

         The shares of each class or series of the Preferred Stock may vary from the shares of any other class or series thereof in any or all of the foregoing respects. The Board of Directors may increase the number of shares of Preferred Stock designated for any existing class or series by a resolution adding to such class or series authorized and unissued shares of the Preferred Stock not designated for any other class or series. The Board of Directors may decrease, but not below the number of shares then issued, the number of shares of the Preferred Stock designated for any existing class or series by a resolution, subtracting from such class or series unissued shares of the Preferred Stock designated for such class or series, and the shares so subtracted shall become authorized, unissued and undesignated shares of the Preferred Stock.

                  3.       Participating Preferred Stock.

                           i.       The distinctive serial designation of this
series shall be "Participating Preferred Stock" (hereinafter called "this Series"). Each share of this Series shall be identical in all respects with the other shares of this Series except as to the dates from and after which dividends thereon shall be cumulative.

                           ii.      The number of shares in this Series shall
initially be 500,000 which number may from time to time be increased or decreased (but not below the number then outstanding) by the Board of Directors. Shares of this Series purchased by the Corporation shall be canceled and shall revert to authorized but unissued shares of Preferred Stock undesignated as to series. Shares of this Series may be issued in fractional shares, which fractional shares shall entitle the holder, in proportion to such holder's fractional share, to all rights of a holder of a whole share of this Series.

                           iii.     The holders of full or fractional shares of
this Series shall be entitled to receive, when and as declared by the Board of Directors, but only out of funds legally available therefor, dividends, on each date that dividends or other distributions (other than dividends or distributions payable in Common Stock of the Corporation) are payable on or in respect of Common Stock comprising part of the Reference Package (as defined below), in an amount per whole share of this Series equal to the aggregate amount of dividends or other distributions (other than dividends or distributions payable in Common Stock of the Corporation) that would be payable on such date to a holder of the Reference Package. Each such dividend shall be paid to the holders of record of shares of this Series on the date, not exceeding seventy days preceding such dividend or distribution payment date, fixed for the purpose by the Board of Directors in advance of payment of each particular dividend or distribution. Dividends on each full and each fractional share of this Series shall be cumulative from the date such full or fractional share is originally issued provided that any such full or fractional share originally issued after a dividend record date and on or prior to the dividend payment date to which such record date relates shall not be entitled to receive the dividend payable on such dividend payment date or any amount in respect of the period from such original issuance to such dividend payment date.


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         The term "Reference Package" shall initially mean 100 shares of common stock, $.001 par value per share ("Common Stock"), of the Corporation. In the event the Corporation shall at any time after the close of business on August 14, 2000 (A) declare or pay a dividend on any Common Stock payable in Common Stock, (B) subdivide any Common Stock, or (C) combine any Common Stock into a smaller number of shares, then and in each such case the Reference Package after such event shall be the Common Stock that a holder of the Reference Package immediately prior to such event would hold thereafter as a result thereof.

         Holders of shares of this Series shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of full cumulative dividends, as herein provided on this Series.

         So long as any shares of this Series are outstanding, no dividend (other than a dividend in Common Stock or in any other stock ranking junior to this Series as to dividends and upon liquidation) shall be declared or paid or set aside for payment or other distribution declared or made upon the Common Stock or upon any other stock ranking junior to this Series as to dividends or upon liquidation, nor shall any Common Stock nor any other stock of the Corporation ranking junior to or on a parity with this Series as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any monies to be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the Corporation (except by conversion into or exchange for stock of the Corporation ranking junior to this Series as to dividends and upon liquidation), unless, in each case, the full cumulative dividends (including the dividend to be due upon payment of such dividend, distribution, redemption, purchase or other acquisition), if any, on all outstanding shares of this Series shall have been, or shall contemporaneously be, paid.

                  iv. In the event of any merger, consolidation, reclassification or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of this Series shall at the same time be similarly exchanged or changed in an amount per whole share equal to the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, that a holder of the Reference Package would be entitled to receive as a result of such transaction.

                  v. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, the holders of full and fractional shares of this Series shall be entitled, before any distribution or payment is made on any date to the holders of the Common Stock or any other stock of the Corporation ranking junior to this Series upon liquidation, to be paid in full an amount per whole share of this Series equal to the aggregate amount distributed prior to such date or to be distributed in connection with such liquidation, dissolution or winding up to a holder of the Reference Package (such amount being hereinafter referred to as the "Liquidation Preference"), together with accrued dividends to such distribution or payment date, whether or not earned or declared. If such payment shall have been made in full to all holders of shares of this Series, the holders of shares of this Series as such shall have no right or claim to any of the remaining assets of the Corporation.


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         In the event the assets of the Corporation available for distribution to the holders of shares of this Series upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, shall be insufficient to pay in full all amounts to which such holders are entitled pursuant to the first paragraph of this Section (v), no such distribution shall be made on account of any shares of any other class or series of Preferred Stock ranking on a parity with the shares of this Series upon such liquidation, dissolution or winding up unless proportionate distributive amounts shall be paid on account of the shares of this Series, ratably in proportion to the full distributable amounts for which holders of all such parity shares are respectively entitled upon such liquidation, dissolution or winding up.

         Upon the liquidation, dissolution or winding up of the Corporation, the holders of shares of this Series then outstanding shall be entitled to be paid out of assets of the Corporation available for distribution to its shareholders all amounts to which such holders are entitled pursuant to the first paragraph of this Section (v) before any payment shall be made to the holders of Common Stock or any other stock of the Corporation ranking junior upon liquidation to this Series.

         For purposes of this Section (v), the consolidation or merger of, or binding share exchange by, the Corporation with any other corporation shall not be deemed to constitute a liquidation, dissolution or winding up of the Corporation.

                  vi. The shares of this Series shall not be redeemable without the consent of the holder of such shares.

                  vii. In addition to any other vote or consent of shareholders required by law or by the Articles of Incorporation, as amended, of the Corporation, each whole share of this Series shall, on any matter, vote as a class with any other capital stock comprising part of the Reference Package and voting on such matter and shall have the number of votes thereon that a holder of the Reference Package would have.

                  viii. The shares of this Series shall rank junior to all other series of the Corporation's Preferred Stock as to the payment of dividends and the distribution of assets, unless the terms of any such series shall provide otherwise.

         B.       COMMON STOCK

                  1.       Voting Rights.

                           (a)      Except as otherwise required by law or as
may be provided by the resolutions of the Board of Directors authorizing the issuance of any class or series of Preferred Stock, as provided in Section A of this Article 2, all rights to vote and all voting power shall be vested exclusively in the holders of the Common Stock.

                           (b)      The holders of the Common Stock shall be
entitled to one vote per share on all matters submitted to a vote of shareholders of the Corporation (the "Shareholders"), including, without limitation, the election of directors.


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                  2.       Dividends. Except as otherwise provided by law or as
may be provided by the resolutions of the Board of Directors authorizing the issuance of any class or series of Preferred Stock, as provided in Section A of this Article 2, the holders of the Common Stock shall be entitled to receive, on a pro-rata basis, when, as and if provided by the Board of Directors, out of funds legally available therefor, dividends payable in cash, stock or otherwise.

                  3. Liquidating Distributions. Upon any liquidation, dissolution or winding-up of the corporation, whether voluntary or involuntary, and after payment or provision for payment of the debts and other liabilities of the corporation, and except as may be provided by the resolutions of the Board of Directors authorizing the issuance of any class or series of Preferred Stock, as provided in Section A of this Article 2, the remaining assets of the corporation shall be distributed pro-rata to the holders of the Common Stock.

                                       3.

                           REGISTERED AGENT AND OFFICE

         The street address and county of the initial registered office of the corporation are 2300 Windy Ridge Parkway, Cobb County, Atlanta, Georgia. The initial registered agent of the corporation at such office is Tony G. Mills.

                                       4.

                                  INCORPORATOR

         The name and address of the incorporator are:

                                  Tony G. Mills
                  The Profit Recovery Group International, Inc.
                            2300 Windy Ridge Parkway
                                 Suite 300 North
                             Atlanta, GA 30339-8426

                                       5.

                            INITIAL PRINCIPAL OFFICE

   The mailing address of the initial principal office of the corporation i s:

                  The Profit Recovery Group International, Inc.
                            2300 Windy Ridge Parkway
                                 Suite 300 North
                             Atlanta, GA 30339-8426


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                                       6.

                               BOARD OF DIRECTORS

         (a) The number of directors constituting the initial Board of Directors is eight (8) and the names and addresses of such directors are as follows:

         John M. Cook               John M. Toma              Stanley B. Cohen
         2300 Windy Ridge Parkway   2300 Windy Ridge Parkway  6195 Barfield Road
         Suite 300 North            Suite 300 North           Suite 280
         Atlanta, GA 30339-8426     Atlanta, GA 30339-8426    Atlanta,GA30328-4328

         Jonathan Golden            T. Charles Fial           Garth H. Greimann
         2800 One Atlantic Center   290 Kiowa Place           Berkshire Partners
         1201 W. Peachtree Street   Boulder, CO 80303         Suite 3425
         Atlanta, GA 30309-3400                               One Boston Place
                                                              Boston, MA 02108-4401

         E. James Lowrey            Fred W. I. Lachotzki
         c/o Sysco Corporation      c/o Nijenrode University
         1390 Enclave Parkway       Straatweg 25
         Houston, TX 77077          3621 BG Breukelen
                                    The Netherlands

         The Board of Directors shall be divided into three (3) classes with each such class to be as nearly equal in number as possible. The terms of directors in Class I shall expire at the first annual shareholders' meeting after the date of these Articles of Incorporation, the terms of directors in Class II shall expire at the second annual shareholders' meeting after such date and the terms of directors in Class III shall expire at the third annual shareholders' meeting after such date. At each annual shareholders' meeting held thereafter, directors shall be chosen for a term of three years to succeed those whose terms expire at that meeting. Each director shall hold office for the term for which he or she is elected or appointed or until his or her successor shall be elected and qualified, or until his or her death, removal from office or resignation.

         (b) The members of the initial classified Board of Directors are as follows:


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

                  Class I              Class II                Class III
                  -------              --------                ---------
                  John M. Cook         Jonathan Golden         Stanley B. Cohen
                  John M. Toma         Garth H. Greimann       T. Charles Fial
                  E. James Lowrey      Fred W. I. Lachotzki

         (c) Each director shall hold office for the term for which he or she is elected or appointed or until his or her successor shall be elected and qualified, or until his or her death, removal from office or resignation.

         (d) Should the number of directors be changed, any newly created directorships or any decrease in directorships shall be so apportioned among the classes as to make Classes I, II, and III as nearly equal in number as possible.

         (e) No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

         (f) In discharging the duties of their respective positions and in determining what is believed to be in the best interests of the corporation, the Board of Directors, committees of the Board of Directors, and individual directors, in addition to considering the effects of any action on the corporation or its shareholders, may consider the interests of the employees, customers, suppliers and creditors of the corporation and its subsidiaries, the communities in which offices or other establishments of the corporation and its subsidiaries are located, and all other factors such directors consider pertinent; provided, however, that this provision shall be deemed solely to grant discretionary authority to the directors and shall not be deemed to provide to any constituency any right to be so considered.

                                       7.

                        SPECIAL MEETINGS OF SHAREHOLDERS

         Special meetings of the Shareholders may be called only by:

         (a)      the Chairman of the Board;

         (b)      the President;

         (c) a majority of the members of the Board of Directors then in office; or

         (d) the holders of at least thirty five percent (35%) of all the votes entitled to be cast on any issue proposed to be considered at the proposed special meeting if said holders deliver to the Secretary of the corporation one
(1) or more signed and dated written demands for the meeting, describing therein the purpose or


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purposes for which the special meeting is to be held; provided, however, that at such time and so long as there are one hundred (100) or fewer Shareholders of record, the corporation shall hold such special meeting upon the demand of at least twenty five percent (25%) of said holders. The record date for determining Shareholders entitled to demand a special meeting shall be determined in the manner provided in the Bylaws.

         Only the business within the purpose or purposes described in the meeting notice required by subsection (c) of Code Section 14-2-705 may be conducted at a special meeting of the Shareholders.

                                       8.

                                 INDEMNIFICATION

         The corporation may indemnify or obligate itself to indemnify, pursuant to an indemnification agreement or otherwise, a director made a party to a proceeding, including a proceeding brought by or in the right of the corporation, to the maximum extent permitted by Section 14-2-856 of the Code, without regard to the limitations contained in other sections of Part 5 of
Article 8 of the Code.

                                       9.

                        ELIMINATION OF MONETARY LIABILITY

         (a) No director of the corporation shall be personally liable to the corporation or its shareholders for monetary damages for breach of his or her duty of care or other duty as a director; provided, that this provision shall eliminate or limit the liability of a director only to the extent permitted by the Code or by any successor law or laws.

         (b) Any repeal or modification of the provisions of this Article 9 by the shareholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation with respect to any act or omission occurring prior to the effective date of such repeal or modification.

                                       10.

                              REMOVAL OF DIRECTORS

         Shareholders may only remove directors for cause, by a majority of the votes entitled to be cast.


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